EXHIBIT 95

MINE SAFETY ACT DISCLOSURE

Certain of our operations are classified as mines and are subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA inspects our mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. In the third quarter of 2017, the MSHA issued one mine safety and health citation under the Mine Act for MSHA Property 47-03628 with an assessment of $116. There were no citations issued to MSHA Property 47-03629 during the quarter.